Exhibit 99.02

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Medicoforum and Sangui Part

EU Hemospray authorization to be carried out by successful Chitoskin team

Witten, Germany, October 22, 2007 The contracts between SanguiBioTech GmbH and Hannover, Germany, based Medicoforum group have been concluded.  Medicoforum group is no longer entrusted with services relating to the authorization of Sangui’s Hemospray wound spray product.  Sangui will now once again rely on the team that successfully attained the EU authorization of its Chitoskin wound pads in 2006.

SanguiBioTech Managing Director Hubertus Schmelz said: “The new development will give us more flexibility in coordinating the authorization as a medical product in Europe and America.  Moreover, we are no longer obliged to share future revenues with the authorization partner.  We feel that this move will considerably accelerate our efforts to introduce our innovative wound healing product in markets on both sides of the Atlantic.”

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc.
(www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.